Exhibit 99.1

              Newmont Expects 2004 Reserve Growth of 33% in Ghana; Provides Exploration Update and Revised Gold Sales Guidance

    DENVER, Sept. 28 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE: NEM) today announced that equity gold reserves in Ghana are expected to increase by approximately 33%, or four million ounces, from 11.9 million ounces at year-end 2003 to approximately 16 million ounces at year-end 2004. The continued exploration success at the Ahafo and Akyem projects in Ghana are contributing to Newmont's expectations for companywide reserve growth from the drill bit in 2004.

    At Newmont's wholly owned Ahafo project, the Company estimates year-end 2004 reserves will increase by approximately 1.5 million ounces from
7.6 million ounces to in excess of 9 million ounces. The Ahafo project is expected to be completed and in production by the second half of 2006.
Newmont expects initial capital expenditures of $400 million to $425 million. During the first five years of operation, annual gold production is expected to average approximately 500,000 to 550,000 ounces at total cash costs of approximately $200 per ounce. Engineering studies continue to focus on maximizing returns and optimizing mine life, including the evaluation of a second milling facility. At the 85% owned Akyem project, the Company estimates equity reserve additions of approximately 2.5 million ounces from year-end 2003 equity reserves of 4.3 million ounces to almost 7 million equity ounces. A development decision on the Akyem project is anticipated by the end of 2004.

    Wayne W. Murdy, Chairman and Chief Executive Officer, commented, "Continuing exploration success in Ghana will provide the foundation for our next core operating district. Ahafo and Akyem are among the next generation of higher margin properties that drive our outlook for equity gold sales of over 7 million ounces for 2007 and beyond." Newmont also updated its equity gold sales forecasts for 2005 and 2006 to approximately 6.75 million to 7 million ounces per year, down slightly due to mine plan revisions, including additional stripping at Gold Quarry, reflecting increasing reserves, and a delayed start up at Boddington. "We remain committed to optimizing our production profile and maintaining our focus on capital discipline to maximize returns for our investors," said Mr. Murdy.

    Cautionary Statement

    This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold production and sales; (ii) estimates of future cash costs; (iii) estimates of future capital expenditures; (iv) estimates of reserves, and statements regarding future exploration results and the replacement of reserves; and (v) statements regarding future production or permitting activities. Where Newmont expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the company's 2003 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company's other SEC filings. Newmont does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws

SOURCE  Newmont Mining Corporation
    -0-                             09/28/2004
    /CONTACT: Investors, Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or Wendy Yang, +1-303-837-6141, wendy.yang@newmont.com, or Media, Doug Hock, +1-303-837-5812, doug.hock@newmont.com, all of Newmont Mining Corporation/
    (NEM)

CO:  Newmont Mining Corporation
ST:  Colorado
IN:  MNG
SU:  ERP